     press information

MOOG INC., EAST AURORA, NEW YORK 14052   TEL-716/652-2000   FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	May 2, 2011		716-687-4225

MOOG REPORTS 22% INCREASE IN NET EARNINGS

Moog Inc. (NYSE: MOG.A and MOG.B) today announced second quarter earnings of $31 million, a 22% increase over last year’s second quarter.  Earnings per share of $.66 were 20% higher. Total sales of $574 million were up $64 million, or 12%, from a year ago.

Total Aircraft Controls sales in the quarter of $206 million were up $17 million from last year. Military aircraft sales were $123 million, up $9 million.  On-going production programs including the F-35 Joint Strike Fighter, F-15 fighter, V-22 tilt rotor aircraft and the Black Hawk helicopter had slightly lower sales while military aftermarket sales in the quarter were very strong, up $19 million, or 55%.

The Company’s commercial aircraft sales were $74 million, up $9 million, with sales to Boeing and Airbus totaling $37 million. This included a $5 million increase in deliveries for the Boeing 787. Revenue on business jet programs increased 52% to $7 million. Commercial aftermarket sales of $24 million were up $3 million and the Company’s navigation aids product line had sales of $10 million.

The Space and Defense Controls segment had another excellent quarter. Sales at $88 million were up $9 million from a year ago. In the defense controls product line, the Driver’s Vision Enhancer program generated another $7 million in sales. Security and surveillance sales of $12 million were $7 million higher, assisted by the recent Pieper acquisition in Germany.

The Company’s Industrial Systems segment continues to grow stronger. Sales in the quarter of $156 million increased $35 million from the prior year. This was the seventh consecutive quarter of sales growth for legacy industrial products sold by the segment. Sales of controls for capital equipment improved by 28% as the Company’s major industrial product lines, including plastics, metal forming and steel mill controls recorded significant sales increases. Wind energy products generated $34 million in revenue, a 31% increase.

Sales for the Components Group of $90 million were unchanged from last year’s second quarter but there has been a significant mix shift. Increased sales of marine, medical and industrial products have offset reduced military sales. Eurofighter revenues are winding down and the level of activity in overhaul and upgrades of military vehicles is much reduced from last year’s level. The Company’s marine product line is used primarily in off-shore oil exploration and sales in this market increased $4 million as the price of oil continued to increase.

The Medical Devices segment had sales of $34 million, up 6% from last year.  Sales of pumps were down $1 million while administrative set sales were $1 million higher and sales of sensors and hand pieces were $2 million higher.  This segment is on track to resolve a previously announced software recall for IV pumps and those pumps did not ship during the quarter.

The Company’s twelve month backlog of $1.2 billion is up 8% from a year ago.

The Company has increased its guidance for the year. Sales for the year will be $2.27 billion. Net earnings are now projected at $129 million and earnings per share at $2.80, an increase of 19% over the previous fiscal year.

“In total, our second quarter sales and earnings were better than our forecast and we’re on track for a record year,” said R.T. Brady, Chairman and CEO. “Aircraft, Space and Defense, and Industrial Systems will be up significantly from last year. The Components Group will deliver another solid performance.  Medical Devices sales are developing more slowly than we’d forecasted and we’ve revised our plan to reflect that. The overall result will be a year better than our original forecast and we’re now projecting a 19% increase in earnings per share.”

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems.  Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind energy, marine and medical equipment. Additional information about the Company can be found at www.moog.com.

Cautionary Statement

Information included or incorporated by reference herein that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “approximate,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the results described in the forward-looking statements. These important factors, risks and uncertainties include:

i.	fluctuations in general business cycles for commercial aircraft, military aircraft, space and defense products, industrial capital goods and medical devices;
ii.	our dependence on government contracts that may not be fully funded or may be terminated;
iii.	our dependence on certain major customers, such as The Boeing Company and Lockheed Martin, for a significant percentage of our sales;
iv.	delays by our customers in the timing of introducing new products, which may affect our earnings and cash flow;
v.	the possibility that the demand for our products may be reduced if we are unable to adapt to technological change;
vi.	intense competition, which may require us to lower prices or offer more favorable terms of sale;
vii.	our indebtedness, which could limit our operational and financial flexibility;
viii.	the possibility that new product and research and development efforts may not be successful, which could reduce our sales and profits;
ix.
increased cash funding requirements for pension plans, which could occur in future years based on assumptions used for our defined benefit pension plans, including returns on plan assets and discount rates;

x.	a write-off of all or part of our goodwill or intangible assets, which could adversely affect our operating results and net worth and cause us to violate covenants in our bank agreements;
xi.	the potential for substantial fines and penalties or suspension or debarment from future contracts in the event we do not comply with regulations relating to defense industry contracting;
xii.	the potential for cost overruns on development jobs and fixed-price contracts and the risk that actual results may differ from estimates used in contract accounting;
xiii.	the possibility that our subcontractors may fail to perform their contractual obligations, which may adversely affect our contract performance and our ability to obtain future business;
xiv.
our ability to successfully identify and consummate acquisitions, and integrate the acquired businesses and the risks associated with acquisitions, including that the acquired businesses do not perform in accordance with our expectations, and that we assume unknown liabilities in connection with acquired businesses for which we are not indemnified;

xv.	our dependence on our management team and key personnel;
xvi.	the possibility of a catastrophic loss of one or more of our manufacturing facilities;
xvii.	the possibility that future terror attacks, war or other civil disturbances could negatively impact our business;
xviii.	that our operations in foreign countries could expose us to political risks and adverse changes in local, legal, tax and regulatory schemes;
xix.	the possibility that government regulation could limit our ability to sell our products outside the United States;
xx.
product quality or patient safety issues with respect to our medical devices business that could lead to product recalls, withdrawal from certain markets, delays in the introduction of new products, sanctions, litigation, declining sales or actions of regulatory bodies and government authorities;

xxi.	the impact of product liability claims related to our products used in applications where failure can result in significant property damage, injury or death and in damage to our reputation;
xxii.	changes in medical reimbursement rates of insurers to medical service providers, which could affect sales of our medical products;
xxiii.	the possibility that litigation results may be unfavorable to us;

xxiv.
our ability to adequately enforce our intellectual property rights and the possibility that third parties will assert intellectual property rights that prevent or restrict our ability to manufacture, sell, distribute or use our products or technology;

xxv.	foreign currency fluctuations in those countries in which we do business and other risks associated with international operations;
xxvi.	the cost of compliance with environmental laws;
xxvii.	the risk of losses resulting from maintaining significant amounts of cash and cash equivalents at financial institutions that are in excess of amounts insured by governments;
xxviii.	the inability to modify, to refinance or to utilize amounts presently available to us under our credit facilities given uncertainties in the credit markets;
xxix.	our ability to meet the restrictive covenants under our credit facilities since a breach of any of these covenants could result in a default under our credit agreements; and
xxx.	our customers’ inability to continue operations or to pay us due to adverse economic conditions or their inability to access available credit.

Moog Inc.
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	April 2,	April 3,	April 2,	April 3,
	2011	2010	2011	2010

Net sales	$574,226	$510,488	$1,128,660	$1,005,666
Cost of sales	406,978	362,587	796,859	713,363

Gross profit	167,248	147,901	331,801	292,303

Research and development	28,154	25,504	51,629	49,386
Selling, general and administrative	86,974	76,098	172,757	154,225
Restructuring expense	518	1,320	576	3,139
Interest	8,970	9,248	18,181	19,976
Other	(673)	236	(427)	630

Earnings before income taxes	43,305	35,495	89,085	64,947

Income taxes	12,690	10,494	25,063	18,385

Net earnings	$30,615	$25,001	$64,022	$46,562

Net earnings per share

Basic	$0.67	$0.55	$1.41	$1.03

Diluted	$0.66	$0.55	$1.39	$1.02

Average common shares outstanding

Basic	45,419,121	45,374,912	45,404,006	45,349,131

Diluted	46,058,991	45,730,252	45,982,772	45,661,564

Moog Inc.
CONSOLIDATED SALES AND OPERATING PROFIT
(dollars in thousands)

	Three Months Ended		Six Months Ended
	April 2,	April 3,	April 2,	April 3,
	2011	2010	2011	2010
Net Sales

Aircraft Controls	$206,030	$188,753	$401,981	$363,813

Space and Defense Controls	87,791	79,084	183,537	148,575

Industrial Systems	155,851	120,441	299,596	256,793

Components	90,348	89,839	176,699	174,745

Medical Devices	34,206	32,371	66,847	61,740

Net sales	$574,226	$510,488	$1,128,660	$1,005,666

Operating Profit (Loss) and Margins

Aircraft Controls	$19,168	$19,575	$39,363	$37,185
	9.3%	10.4%	9.8%	10.2%

Space and Defense Controls	13,083	8,678	28,898	16,197
	14.9%	11.0%	15.7%	10.9%

Industrial Systems	15,858	8,139	30,265	19,320
	10.2%	6.8%	10.1%	7.5%

Components	13,255	14,396	28,058	26,518
	14.7%	16.0%	15.9%	15.2%

Medical Devices	(1,504)	12	(2,995)	151
	(4.4%)	0.0%	(4.5%)	0.2%
Total operating profit	59,860	50,800	123,589	99,371
	10.4%	10.0%	11.0%	9.9%

Deductions from Operating Profit

Interest expense	8,970	9,248	18,181	19,976

Equity-based compensation expense	1,742	894	5,175	3,678

Corporate expenses and other	5,843	5,163	11,148	10,770

Earnings before Income Taxes	$43,305	$35,495	$89,085	$64,947

Moog Inc.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	April 2,	October 2,
	2011	2010

Cash	$100,020	$112,421

Receivables	643,654	619,861

Inventories	487,443	460,857

Other current assets	105,901	99,140
Total current assets	1,337,018	1,292,279

Property, plant and equipment	492,518	486,944

Goodwill and intangible assets	904,997	910,690

Other non-current assets	24,304	22,221
Total assets	$2,758,837	$2,712,134

Notes payable	$1,554	$1,991

Current installments of long-term debt	2,300	5,405

Contract loss reserves	40,973	40,810

Other current liabilities	440,236	431,268
Total current liabilities	485,063	479,474

Long-term debt	714,583	757,320

Other long-term liabilities	352,239	354,384
Total liabilities	1,551,885	1,591,178

Shareholders' equity	1,206,952	1,120,956
Total liabilities and shareholders' equity	$2,758,837	$2,712,134